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                     February 3, 2022

       Nicole Fernandez-McGovern
       Chief Financial Officer, EVP of Operations and Secretary
       AgEagle Aerial Systems Inc.
       8863 E. 34th Street North
       Wichita, Kansas 67226

                                                        Re: AgEagle Aerial
Systems Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed March 31,
2021
                                                            File No. 001-36492

       Dear Ms. Fernandez-McGovern:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing